Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Fidelity D & D Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of our report dated March XX, 2013 relating to the consolidated financial statements of Fidelity D & D Bancorp, Inc. and Subsidiary as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, which report appears in the Registrant’s Annual Report to Shareholders for the year ended December 31, 2012 and in the registrant’s registration numbers: 333-183216, 333-181488, 333-181489, 333-152806, 333-113339 and 333-64356.

/s/ ParenteBeard LLC
ParenteBeard LLC
Wilkes-Barre, Pennsylvania
March 26, 2013